Exhibit 4.2(i)

Execution Copy

SCHEDULE

to the

2002 MASTER AGREEMENT

dated as of 5 May, 2008

between

JPMORGAN CHASE BANK, N.A. (“Party A”)	and	BARNES GROUP INC. (“Party B”)

PART 1

Termination Provisions

(1)	“Specified Entity” means, in relation to Party A, for the purpose of:

Section 5(a)(v), any Affiliate of Party A;

Section 5(a)(vi), none;

Section 5(a)(vii), none; and

Section 5(b)(v), none;

and, in relation to Party B, for the purpose of:

Section 5(a)(v), any Affiliate of Party B;

Section 5(a)(vi), none;

Section 5(a)(vii), none; and

Section 5(b)(v), none.

(2)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(3)	The “Cross-Default” provisions of Section 5(a)(vi) will apply to Party A and Party B, and for such purpose:

(a)	“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

(b)	“Threshold Amount” means, with respect to Party A, an amount equal to three percent of the shareholders’ equity of Party A; and with respect to Party B, USD 20,000,000 or the equivalent thereof in any other currency or currencies.

(c)	Section 5(a)(vi) of this Agreement will be deemed to be amended to include the following Clause “(3)”:

“or (3) a default, event of default, or other similar condition or event (however described) occurs and is continuing which entitles any person or entity to terminate its commitment under any agreement to lend or advance or make available funds to a party (or any applicable Specified Entity) in respect of an aggregate amount in excess of the Threshold Amount.”

(4)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and Party B; provided, however, that if the applicable party has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. (“Moody’s”), Standard and Poors Ratings Group (“S&P”) or any other internationally recognized rating agency (a “Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(v) shall mean that the Credit Rating of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s, or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by a Rating Agency, lower than a rating equivalent to the foregoing by such Rating Agency.

(5)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B.

(6)	“Termination Currency” will have the meaning set forth in Section 14 of this Agreement.

(7)	Additional Termination Event will not apply.

PART 2

Tax Representations

(A)	Tax Representations. For the purpose of Section 3(f) of this Agreement:

(i)	Party A and Party B each represent, respectively, that it is a United States Person for U.S. federal income tax purposes and either (a) is a financial institution or (b) is not acting as an agent for a person that is not a United States Person for U.S. federal income tax purposes.

(ii)	Party B represents in respect of each Transaction where Party A’s Office for the Transaction is not located in the United States of America:

Party B is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision and the “Other Income” provision (if any) of the income tax treaty (if any), in effect between the jurisdiction of Party A’s Office for the Transaction and the United States of America with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the jurisdiction through which Party A has entered the relevant Transaction.

PART 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents:

(a)	Tax forms, documents or certificates to be delivered are:

Each party agrees to deliver to the other party a complete and accurate United States Internal Revenue Service Form W-9 (or any applicable successor form), in a manner reasonably satisfactory to the respective party, (I) upon execution of this Agreement; (II) promptly upon reasonable demand of the respective party, and (III) promptly upon learning that any such form previously provided by such party has become obsolete or incorrect (and each such form is hereby identified for purposes of Section 3(d) of this Agreement).

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Audited annual financial statements of such entity (in the case of Party A, of JPMorgan Chase & Co.) for each fiscal year certified by independent certified public accountants and prepared in accordance with relevant generally accepted accounting principles	Upon request if unavailable on the SEC website or such entity’s website and in any event, within 120 days following the fiscal year end.	Yes

Party A and Party B	Unaudited financial statements of such entity (in the case of Party A, of JPMorgan Chase & Co.) for each quarter, in each case prepared in accordance with relevant generally accepted accounting principles	Upon request if unavailable on the SEC website or such entity’s website and in any event, within 60 days following each quarter end	Yes

Party A and Party B	Certified copies of all corporate authorizations and any other documents with respect to the execution, delivery and performance of this Agreement	Upon execution and delivery of this Agreement	Yes

Party A and Party B	Certificate of authority and specimen signatures of individuals executing this Agreement, Confirmations and each Credit Support Document (as applicable)	Upon execution and delivery of this Agreement and thereafter upon request of the other party	Yes

PART 4

Miscellaneous

(1)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notice or communications to Party A:

Any notice relating to a particular Transaction shall be delivered to the address or facsimile number specified in the Confirmation of such Transaction. Any notice delivered for purposes of Sections 5 and 6 of this Agreement shall be delivered to the following address:

JPMorgan Chase Bank, National Association

Attention: Legal Department- Derivatives Practice Group

270 Park Avenue

New York, New York 10017-2070

Facsimile No.: (646) 534-6393

Address for notice or communications to Party B:

Barnes Group Inc.

Attention: Lawrence O’Brien

123 Main Street

Bristol, CT 06011-0489

Facsimile No.: 860-582-4008

Telephone No.: 860-973-2108

Email: lo’brien@barnesgroupinc.com

(2)	Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(3)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(4)	Multibranch Party. For the purpose of Section 10 of this Agreement:

Party A is a Multibranch Party and may act through any Office specified in a Confirmation.

Party B is not a Multibranch Party.

(5)	Credit Support Document.

Not Applicable.

(6)	Credit Support Provider.

Credit Support Provider means, in relation to Party A, not applicable.

Credit Support Provider means, in relation to Party B, not applicable.

(7)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(8)	Netting of Payments. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions starting from the date of this Agreement.

(9)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(10)	Absence of Litigation. For the purpose of Section 3(c) of this Agreement:

“Specified Entity” means, in relation to Party A, any Affiliate of Party A.

“Specified Entity” means, in relation to Party B, any Affiliate of Party B.

(11)	No Agency. The provisions of Section 3(g) of this Agreement will apply to this Agreement.

(12)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will each constitute an Additional Representation:

(h) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv) Other Transactions. It understands and acknowledges that the other party may, either in connection with entering into a Transaction or from time to time thereafter, engage in open market transactions that are designed to hedge or reduce the risks incurred by it in connection with such Transaction and that the effect of such open market transactions may be to affect or reduce the value of such Transaction.

(13)	Eligible Contract Participant. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into) that it is an “eligible contract participant”, as defined in the Commodity Futures Modernization Act of 2000.

(14)	Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

PART 5

Other Provisions

(1)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this Section.

(2)	ISDA Definitions. Reference is hereby made to the 2006 ISDA Definitions (the “2006 Definitions”) and the 1998 FX and Currency Option Definitions (the “FX Definitions”) (collectively the “ISDA Definitions”) each as published by the International Swaps and Derivatives Association, Inc., which are hereby incorporated by reference herein. Any terms used and not otherwise defined herein which are contained in the ISDA Definitions shall have the meaning set forth therein.

(3)	Scope of Agreement. Notwithstanding anything contained in this Agreement to the contrary, any transaction (other than a repurchase transaction, reverse repurchase transaction, buy/sell-back transaction or securities lending transaction) which may otherwise constitute a “Specified Transaction” (without regard to the phrase “which is not a Transaction under this Agreement but” in the definition of “Specified Transaction”) for purposes of this Agreement which has been or will be entered into between the parties shall constitute a “Transaction” which is subject to, governed by, and construed in accordance with the terms of this Agreement, unless any Confirmation with respect to a Transaction entered into after the execution of this Agreement expressly provides otherwise.

(4)	Inconsistency. In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) the Schedule and Paragraph 11 or Paragraph 13 of an ISDA Credit Support Annex (as applicable); (iii) the ISDA Definitions; and (iv) the printed form of ISDA Master Agreement and ISDA Credit Support Annex (as applicable). In the event of any inconsistency between provisions contained in the 2006 Definitions and the FX Definitions, the FX Definitions shall prevail.

(5)	Compliance with SEC Order Requiring Sworn Certification of Financial Statements. Party B represents to Party A that Party B has complied in all material respects with the Order of the Securities and Exchange Commission (the “SEC”) dated June 27, 2002 (No. 4-460) requiring the filing of sworn statements pursuant to Section 21(a)(1) of the Securities Exchange Act of 1934, as amended, and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules of the SEC promulgated thereunder. This representation shall be deemed to be repeated at all times until the termination of this Agreement.

(6)	Amendment and Restatement of Prior Agreements. Upon the execution of this Agreement, this Agreement will amend, restate and supersede the ISDA Interest Rate and Currency Exchange Agreement dated as of July 12, 1991, and any transactions that have been entered into between JPMorgan Chase Bank, N.A., successor in interest to Chemical Bank and Party B that would otherwise constitute a “Specified Transaction” for purposes of this Agreement (collectively, the “Prior Agreements”) whereupon all such Prior Agreements shall be deemed governed by and construed in accordance with this Agreement.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

JPMORGAN CHASE BANK, N.A.		BARNES GROUP INC.

By:	/s/ Melissa McMahon	By:	Lawrence W. O’Brien
Name:	Melissa McMahon	Name:	Lawrence W. O’Brien
Title:	Managing Director and Associate General Counsel	Title:	VP, Treasurer